Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 6, 2010
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 6, 2010)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,753,018 or $1.22 per average share outstanding for the quarter ended March 31, 2010. This compares to consolidated earnings of $2,643,693 or $1.19 per average share outstanding for the quarter ended March 31, 2009. Earnings modestly improved primarily associated with a decline in depreciation rates on distribution plant.

Earnings for the twelve months ending March 31, 2010 were $4,859,456 or $2.17 per share compared to $2.20 per share for the twelve months ended March 31, 2009. Earnings for the twelve months ended March 31, 2010 were modestly impacted by a decline in industrial sales associated with the weak economy.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009

Revenues	$31,640,321	$34,286,502	$74,232,007	$92,077,237
Cost of sales	22,271,228	24,954,183	47,422,347	64,756,914

Gross margin	9,369,093	9,332,319	26,809,660	27,320,323
Other operating expenses, net	4,474,488	4,605,348	17,127,911	17,564,905
Interest expense	455,871	462,910	1,844,644	1,944,801

Income before income taxes	4,438,734	4,264,061	7,837,105	7,810,617
Income tax expense	1,685,716	1,620,368	2,977,649	2,944,558

Net income	$2,753,018	$2,643,693	$4,859,456	$4,866,059

Net earnings per share of common stock:
Basic	$1.22	$1.19	$2.17	$2.20

Diluted	$1.22	$1.19	$2.16	$2.19

Cash dividends per common share	$0.330	$0.320	$1.300	$1.265

Weighted average number of common shares outstanding:
Basic	2,251,922	2,219,068	2,239,383	2,211,594
Diluted	2,259,641	2,226,156	2,246,940	2,220,233

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
	2010	2009
Assets
Current assets	$36,457,949	$37,284,664
Total property, plant and equipment, net	80,178,014	76,456,297
Other assets	5,960,741	3,976,337

Total Assets	$122,596,704	$117,717,298

Liabilities and Stockholders’ Equity
Current liabilities	$35,676,987	$23,455,841
Long-term debt	13,000,000	28,000,000
Deferred credits and other liabilities	25,327,599	20,492,567

Total Liabilities	74,004,586	71,948,408
Stockholders’ Equity	48,592,118	45,768,890

Total Liabilities and Stockholders’ Equity	$122,596,704	$117,717,298